Exhibit 4.1

SECURED PROMISSORY NOTE

U.S. $750,000.00	August 16, 2007
Principal Amount	Santa Monica, California

FOR VALUE RECEIVED, PSPP Holdings, Inc., a Nevada corporation with its principal office located at 3435 Ocean Park Boulevard, Suite 107, Santa Monica, California, its successors and assigns (the "Maker"), promises to pay to the order of Kyle Gotshalk, his successors and assigns (the “Payee”), the principal sum of Seven Hundred and Fifty Thousand Dollars ($750,000.00) on February 16, 2008 (the "Maturity Date"). Payment of principal is to be made in lawful money of the United States of America unless Payee agrees to another form of payment.

1. Maker is executing this promissory note in consideration for, and subject to, the representations and warranties made by Payee to the Maker in the Note Purchase Agreement between the Maker and the Payee of even date herewith. This promissory note shall be of no force or effect if any of such representations and warranties is found to be materially inaccurate at anytime on or before the Maturity Date.

2. Maker is also executing this promissory note in consideration for, and subject to Payee: (i) transferring as of the date hereof (or as soon thereafter as practicable) to PSPP 14,848,500 shares of PSPP common stock held by the Payee, his family, friends, and their respective family, friends, and corporate entities for retirement by PSPP; (ii) resigning as of the date hereof as an officer and board member of PSPP; and (iii) causing the resignation as of the date hereof of Cherish Adams as an officer and board member of PSPP. This promissory note shall be of no force or effect if the Payee fails to complete in full the items set forth in this paragraph 2.

3. Payment of the indebtedness evidenced by this promissory note is secured by and entitled to the benefit of the pledge of 1,000,000 shares of the Maker’s Series A preferred stock owned by the Wilcox Family Limited Partnership as set forth in a Pledge and Security Agreement dated as of the date hereof between the Payee and the Wilcox Family Limited Partnership.

4. Notwithstanding the $750,000 Principal Amount, Maker is entitled to set off against the Principal Amount an amount equal to .80 cents multiplied by the difference in the number of shares surrendered and the shares that should be surrendered as setforth in paragraph 2, above.

5. This promissory note shall be subject to prepayment, at the option of the Maker, in whole or in part, at any time and from time to time, without premium or penalty.

6. The following events shall constitute an “Event of Default” under this promissory note: If the Maker shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated bankrupt or insolvent.

7. Upon the occurrence of an Event of Default, if any, by declaration to such effect, the Payee shall be entitled to declare the entire unpaid balance of the principal hereunder immediately due and payable.

8. No delay or omission of the Payee to exercise any right hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or of any Event of Default hereunder, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right.

9. This promissory note is made and delivered in, and shall be governed, construed and enforced under the laws of the State of Nevada. The parties agree that any action arising under or relating to this promissory note shall lie within the exclusive jurisdiction of the state and federal courts located in Clark County in the State of Nevada. Payee agrees not to commence any action arising under or relating to this promissory note in any other jurisdiction.

10. This promissory note or any benefits or obligations hereunder may not be assigned or transferred by the Maker or the Payee.

PSPP HOLDINGS, INC.

By:
Larry Wilcox
Chairman of the Board